UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☒	Definitive Information Statement

AMP Productions, Ltd.

(Name of the Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials.
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Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AMP PRODUCTIONS, LTD.

 Bagua 1st Rd., 9th Floor, Pengji Commercial Space Building
Futian District, Shenzhen, 518028
People’s Republic of China

INFORMATION STATEMENT
April 29, 2011

GENERAL

This Information Statement is first being mailed on or about May 6, 2011 to the holders of record of the outstanding common stock, $0.0001 par value per share (the “Common Stock”), of AMP Productions, Ltd., a Nevada corporation (the “Company”), as of the close of business on April 29, 2011 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated April 29, 2011 (the “Written Consent”), of stockholders of the Company owning at least a majority of the outstanding shares of Common Stock  of the Company, as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to AMP Productions, Ltd.

The Written Consent authorized an amendment to our Articles of Incorporation (the “Amendment”), which amends our current Articles of Incorporation to:

☐	change our name to “Computer Graphics International Inc.” (the “Name Change”); and

☐	effect a one for two and eighteen hundredths (1:2.18) reverse stock split of our outstanding shares of common stock (the “Reverse Stock Split”).

 A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of a certificate of amendment to our articles of incorporation with the Secretary of State of Nevada, which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders, except for the Reverse Stock Split, which will become effective on the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of the Reverse Stock Split, subject to the prior filing of the certificate of amendment.  We will pay the cost of preparing, printing and distributing this Information Statement.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Jing Wang
Jing Wang
Chief Executive Officer

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock. Each stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 35,428,981 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On April 27, 2011, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A.

On April 29, 2011, Hua Zeng, being the record holder of 9,647,768 shares of our Common Stock, constituting 27.2% of our issued and outstanding Common Stock, the sole class of our voting securities, and Jing Wang, being the record holder of 9,269,423 shares of our Common Stock, constituting 26.2% of our issued and outstanding Common Stock, consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the majority stockholders were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders, except for the Reverse Stock Split, which will become effective on the first date permitted or determined by FINRA as the effective date of the Reverse Stock Split, subject to the prior filing of the certificate of amendment.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Common Stock

We are authorized to issue up to 900,000,000 shares of common stock, par value $0.0001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

As of the close of business on the Record Date, we had a total of 35,428,981 shares of common stock outstanding.

Preferred Stock

We are authorized to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

We have not issued any shares of our preferred stock.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

Our current Articles of Incorporation state that the name of the Company is “AMP Productions, Ltd.”  On April 27, 2011, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding capital stock, an amendment to our Articles of Incorporation to change our name to “Computer Graphics International Inc.”, and effect a 1-for-2.18 reverse stock split of our issued and outstanding Common Stock.  Our majority stockholders Hua Zeng and Jing Wang approved the Amendment pursuant to a Written Consent dated as of April 29, 2011. The substantive text of the proposed Amendment is attached hereto as Appendix A.

The Amendment will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date, except for the Reverse Stock Split, which will become effective on the first date permitted or determined by FINRA as the effective date of the Reverse Stock Split, subject to the prior filing of the certificate of amendment.

1.	Name Change

Our Board of Directors has determined that the change of our name to “Computer Graphics International Inc.” is in the best interests of our stockholders and will more accurately reflect, and allow us to engage in, our new business operations as described in our Current Report on Form 8-K filed on April 5, 2011.

2.	Adoption of 1-for-2.18 Reverse Stock Split

The Reverse Stock Split has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.  Our Board of Directors unanimously approved, subject to stockholder approval, the 1-for-2.18 Reverse Stock Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. Our majority stockholders Hua Zeng and Jing Wang also approved this action in the Written Consent.

The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Reverse Stock Split will become effective on the first date permitted or determined by FINRA as the effective date of the Reverse Stock Split (the “Effective Date”), subject to the prior filing of the Amendment with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.   We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions.  We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

On the Effective Date, 2.18 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Stock Split:

☐	the number of issued and outstanding shares of Common Stock; and

☐	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to the Reverse Stock Split	Capital Structure after the Reverse Stock Split
	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	35,428,981	16,251,840	(1)

Authorized but unissued and unreserved Common Stock	864,571,019	883,748,160	(1)

(1)           Numbers of shares given after the Reverse Stock Split are approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Purposes for Reverse Stock Split and Effects on Common Stock

As shown in the table above, the Reverse Stock Split will decrease the total number of issued and outstanding shares of our Common Stock.  The pre-split holders of our common stock will hold approximately 16,251,840 shares of common stock subsequent to the Reverse Stock Split.  The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, 2.18 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Stock Split.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder.  Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Stock Split Common Stock, will, if they hold a fractional share, receive a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Stock Split. Following the effectiveness of the Reverse Stock Split, every 2.18 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock.  Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Stock Split

The combination of 2.18 shares of pre-Reverse Stock Split Common Stock into one share of post-Reverse Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Stock Split Common Stock will be transferred to the post-Reverse Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Potential Anti-takeover Effects of Reverse Stock Split

The Reverse Stock Split could have an anti-takeover effect because the authorized shares are not being reduced by the Reverse Stock Split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult than if the authorized shares were also reduced by the Reverse Stock Split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Reverse Stock Split has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Potential Dilution Effects of Reverse Stock Split

The Reverse Stock Split could have a dilutive effect because the authorized shares are not being reduced by the Reverse Stock Split.  As a result of the Reverse Stock Split, the authorized but unissued and unreserved Common Stock will increase from 864,571,019 shares to approximately 883,748,160 shares.  These additional authorized shares may be issued by the Company without any further action by shareholders and, if issued, would dilute current shareholders’ holdings.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Articles of Incorporation and the adoption of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 29, 2011 by (i) any person or group with more than 5% of any class of our voting stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Bagua 1st Rd., 9th Floor, Pengji Commercial Space Building, Futian District, Shenzhen 518028 People’s Republic of China.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of April 29, 2011 based upon 35,428,981 shares of common stock outstanding.

Name and Address of Beneficial Owner	Office, If Any	Amount and Nature of Beneficial Ownership		Percent Common Stock

Hua Zeng	Chairman	10,214,838	(1)	28.8%

Jing Wang	Chief Executive Officer and Director	9,836,493	(1)	27.8%

Yongqing Ma	Chief Financial Officer and Director	-		*

Thomas E. Mills 1440-3044 Bloor Street West Toronto, Canada M8X 2Y8	Former CEO	32,930		*

All officers and directors as a group (four persons named above)		19,517,191		55.1%

Well Trend Consultants Limited Room 801, Enterprises Building 228-239 Queen’s Road Central, Hong Kong		2,925,329		8.3%

* Less than 1%
- N/A

(1) 567,070 of such shares are indirectly owned through control and ownership of Truth Giver Group Limited, a company incorporated under the laws of the British Virgin Islands. Hua Zeng, our Chairman, and Jing Wang, our CEO and director, are the owners of Truth Giver Group Limited.

Changes in Control

The Company does not have any change of control or retirement arrangements with its executive officers.

CHANGE OF CONTROL

On March 31, 2011, we completed a reverse acquisition transaction through a share exchange (the “Share Exchange”) with China Digital Image Organization Co., Limited, a Hong Kong company (“China Digital”), and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of China Digital in exchange for (i) 31,528,651shares of our Common Stock, which constituted approximately 97% of our issued and outstanding capital stock as of and immediately after the consummation of the reverse acquisition and (ii) payment of $2,368,471.35.  The cash component is payable in full within 12 months after the closing of the Share Exchange. As a result of the reverse acquisition, China Digital became our wholly-owned subsidiary and the former shareholders of China Digital became our controlling stockholders.  The Share Exchange entered into in connection with the reverse acquisition resulted in a change in control of the Company.

Immediately prior to the Share Exchange, the common stock of China Digital was owned by the following persons in the indicated percentages: Truth Giver Group Limited (60%); Liu Qunli (4.5%); Chen Caiping (4.5%); Yin Huaxian (4.5%); Zhang Xiaoyan (4.5%); Yu Xiaonan (2.6%); Zeng Juan (4%); Zhang Jintie (3.4%); Liang Juan (4%); Shi Yinwang (4%); and Zhao Qingfang (4%).  Hua Zeng and Jing Wang own 51% and 49%, respectively, of the capital stock of Truth Giver Group Limited.

As a result of their personal shareholdings and control of Truth Giver Group Limited, Hua Zeng, our Chairman, and Wang Jing, our Chief Executive Officer, President and a Director, are the beneficial owners of a majority of the capital stock and voting power of the Company.

In connection with the share exchange, Thomas E. Mills sold 567,070 shares of our common stock to Truth Giver Group Limited in exchange for an aggregate payment of $300,000.  The funds for such acquisition were provided by Hua Zeng.  Thomas Mills was previously our sole director and officer until the share exchange.

Further and in connection with the Share Exchange, on March 31, 2011, Thomas Mills, our former sole officer and director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on April 25, 2011.  In addition, our Board of Directors on March 31, 2011, increased the size of our board of directors to three directors and appointed Hua Zeng (Chairman of the Board), Jing Wang and Yongqing Ma to fill the vacancies created by such resignation and increase in the size of the board, which appointments became effective upon the effectiveness of the resignation of Thomas Mills on April 25, 2011.

In addition, on March 31, 2011, our board of directors appointed Jing Wang to serve as the Company’s Chief Executive Officer and President, and Yongqing Ma to serve as the Company’s Chief Financial Officer, Secretary and Treasurer, each effective upon the closing of the Share Exchange.  The closing of the Share Exchange, and the appointment of Jing Wang and Yongqing Ma on the closing date, resulted in a change in control of the Company in which Hua Zeng and Jing Wang gained control of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

APPENDIX A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.            Name of corporation:

AMP Productions, Ltd.

2.            The articles have been amended as follows: (provide article numbers, if available)

Article 1.1 shall be amended to change the name of the corporation and to read as follows:

“1.1        The name of the Corporation is Computer Graphics International Inc.”

Article 4 (Capital Stock) shall be amended to effect a 1-for-2.18 reverse stock split by adding the following Article 4.6:

“4.6        Effective upon the “Effective Date” (as defined below), the outstanding shares of Common Stock of the Corporation shall be combined on the basis that two and eighteen hundredths (2.18) of such shares of Common Stock shall become one (1) share of Common Stock without changing the par value of the shares of the Corporation (the “Reverse Stock Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.

The “Effective Date” shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Reverse Stock Split, subject to the prior filing and recording of this Certificate of Amendment in the office of the Secretary of State of the State of Nevada.”

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   53.4%

4.	Effective Date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

Signature of Officer